Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Bryan Kimzey
713-830-8883	713-830-8775
norma.dunn@calpine.com	bryan.kimzey@calpine.com

Calpine Corporation Announces Senior Secured Notes Offering

(HOUSTON, Texas) – September 20, 2012 – Calpine Corporation (NYSE: CPN) today announced that it intends to offer $615.0 million in aggregate principal amount of Senior Secured Notes due 2022 in a private placement. The notes will be guaranteed by each of Calpine Corporation's current and future subsidiaries that is a guarantor under Calpine Corporation's credit facilities. The notes and related guarantees will be secured equally and ratably with the indebtedness incurred under Calpine Corporation's credit facilities and other indebtedness that is permitted to be secured by such assets, by a first-priority lien on substantially all of Calpine Corporation's and certain of the guarantors' existing and future assets, subject to certain exceptions and permitted liens. Calpine Corporation intends to use the proceeds from this offering, together with cash on hand, to redeem 10% of the original aggregate principal amount of each of the series of its existing notes and to pay fees and expenses in connection with this offering and such redemption.

The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the U.S. without registration under the Securities Act or pursuant to an applicable exemption from such registration.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Calpine

Calpine Corporation is the largest independent power producer in the U.S., with a fleet of 93 power generation plants representing more than 28,000 megawatts of generation capacity. Last year our plants generated more than 94 million megawatt hours of power for our wholesale customers in 20 states and Canada. Our 91 operating plants as well as two under construction consist primarily of natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our modern, clean, efficient and cost-effective fleet stands ready to respond to the increased need for cleaner and more affordable power as the economy recovers, as new environmental rules are implemented and force older, dirtier plants to retire or reduce generation, as variable renewable power generation from wind and solar grows and with it the need for flexible natural gas generation to assure firm supply to the grid, and finally, as natural gas becomes economically
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Calpine Corporation Announces Senior Secured Notes Offering

September 20, 2012

competitive with coal as a fuel for power generation. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Forward-Looking Information
In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine's reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2011. These filings are available by visiting the Securities and Exchange Commission's website at www.sec.gov or Calpine's website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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